Exhibit 99.1

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USG CORPORATION REPORTS THIRD QUARTER 2009
NET SALES OF $822 MILLION AND A NET LOSS OF $94 MILLION
•	Market conditions continue to impact revenues negatively
•	Cost reductions, gross margin improvements partially offset effects of lower volume
•	Liquidity improved significantly due to new financing, working capital initiatives
•	Net loss includes $43 million in after-tax charges for restructuring, asset impairment
CHICAGO, Oct. 21, 2009 — USG Corporation (NYSE:USG), a leading building products company, today reported third quarter 2009 net sales of $822 million and a net loss of $94 million, or $0.96 per diluted share. For the same period a year ago, the corporation recorded net sales of $1.2 billion and a net loss of $36 million, or $0.36 per diluted share.
The corporation’s consolidated third quarter 2009 results included charges for restructuring and long-lived asset impairment totaling $22 million ($15 million after-tax, or $0.15 per diluted share), and charges for goodwill and intangible asset impairment totaling $41 million ($28 million after-tax, or $0.28 per diluted share). The corporation’s consolidated third quarter 2008 results included restructuring and long-lived asset impairment charges of $5 million ($3 million after-tax, or $0.03 per diluted share).
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USG REPORTS 2009 THIRD QUARTER EARNINGS/2
“Our businesses continued to experience weak demand that resulted in lower sales in the third quarter,” said William C. Foote, USG Chairman and CEO. “In response to the steep sales declines over the past year we have focused intensely on customer satisfaction, cost reductions, product margins and liquidity. These initiatives have been effective in mitigating operating losses caused by dramatically lower demand. We have also been successful in generating cash from our operating activities and managing liquidity.”
Looking ahead, Foote said, “The near term outlook remains challenging, and we will continue to adjust our operations as market conditions warrant. Longer term, we remain confident that the company is well-positioned for an economic rebound and a recovery in residential, repair and remodel, and commercial construction markets.”
Core Business Results
North American Gypsum
USG’s North American Gypsum business reported third quarter 2009 net sales of $443 million, down from net sales of $610 million reported in last year’s third quarter. It reported an operating loss of $31 million in the third quarter of 2009 including restructuring and long-lived asset impairment charges of $11 million. This was an improvement compared to a $44 million operating loss, including $4 million in restructuring charges, in the third quarter of 2008.
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USG REPORTS 2009 THIRD QUARTER EARNINGS/3
United States Gypsum Company reported third quarter 2009 net sales of $354 million and an operating loss of $31 million which was an improvement compared to the operating loss in the third quarter of 2008. In last year’s third quarter, net sales were $494 million and the operating loss was $54 million. The operating losses in the third quarters of 2009 and 2008 included restructuring and long-lived asset impairment charges of $11 million and $4 million, respectively. The decline in sales was primarily attributable to a 32 percent decline in shipments of Sheetrock® brand gypsum wallboard. Sales of complementary products also declined. The operating loss improvement was primarily due to increased profitability for gypsum wallboard, where unit manufacturing costs decreased compared to the third quarter of last year, and improved profitability for joint treatment products. Significantly lower overhead and other costs resulting from restructuring actions taken during the past year also contributed to the improvement.
U.S. Gypsum shipped 1.17 billion square feet of gypsum wallboard during the third quarter of 2009 compared with 1.71 billion square feet shipped during last year’s third quarter and 1.18 billion square feet shipped during the second quarter of 2009. U.S. Gypsum’s wallboard plants operated at approximately 46 percent of capacity during the quarter compared with 65 percent of capacity for the same period a year ago.
U.S. Gypsum’s average realized selling price for gypsum wallboard was $115.33 per thousand square feet during the third quarter of 2009, a slight improvement compared with $114.42 in the third quarter of 2008, but down from $120.79 in the second quarter of 2009. The decline since the second quarter reflects market conditions and adjustments the company made to balance price and volume.
Profitability for U. S. Gypsum’s complementary product lines improved overall compared to last year’s third quarter, led by gains for Sheetrock brand joint treatment products and Durock® brand cement board.
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USG REPORTS 2009 THIRD QUARTER EARNINGS/4
The gypsum division of Canada-based CGC Inc. reported third quarter 2009 net sales of $69 million, a decrease of $18 million, or 21 percent, compared with the same period a year ago. The sales decline was principally due to lower sales of Sheetrock brand gypsum wallboard and the unfavorable effects of currency translation resulting from a weaker Canadian dollar in the third quarter of 2009 versus the third quarter of 2008. Operating profit of $1 million was recorded in the third quarter of 2009, an improvement when compared with an operating loss of $1 million in the third quarter of 2008. This improvement was primarily due to lower overhead and other costs.
USG Mexico S.A. de C.V., USG’s Mexico-based gypsum business, reported third quarter 2009 net sales of $37 million, down from $56 million in last year’s third quarter. The decline in sales was largely attributable to a 21 percent decline in shipments of Sheetrock brand gypsum wallboard. Operating profit was $4 million in the third quarter of 2009, $2 million less than in the third quarter last year. The decrease in operating profit was primarily due to lower gypsum wallboard volume.
Building Products Distribution
L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution business, reported third quarter 2009 net sales of $329 million, down 37 percent compared to the third quarter of 2008. Third quarter 2009 net sales reflect lower volumes in all major product categories as a result of weaker commercial and residential construction demand. Gypsum wallboard sales declined 34 percent while sales of other products were down 39 percent compared with last year’s third quarter.
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USG REPORTS 2009 THIRD QUARTER EARNINGS/5
L&W Supply reported an operating loss of $73 million for the third quarter of 2009 compared to operating profit of $5 million for last year’s third quarter. The third quarter 2009 operating loss included $41 million in goodwill and other intangible asset impairment charges and $8 million in restructuring charges. The third quarter of 2008 operating profit included a $1 million restructuring charge.
The third quarter 2009 operating loss primarily reflected the negative impact of significantly lower volumes. L&W Supply has implemented cost reduction programs in response to reduced demand for its building products. These programs include the closure of 54 locations in 2008 and 37 in 2009, including 22 locations closed in October, workforce and fleet reductions and decreases in general and administrative expenses. L&W currently operates 162 distribution centers. It operated 184 centers as of September 30, 2009.
Worldwide Ceilings
USG’s Worldwide Ceilings business reported third quarter 2009 net sales of $173 million compared with third quarter 2008 net sales of $227 million. Operating profit was $21 million for the third quarter of 2009, a decrease of $5 million compared to the third quarter of 2008. Third quarter 2009 operating profit included restructuring charges of $2 million.
USG Interiors Inc., USG’s domestic ceilings business, reported third quarter 2009 net sales of $108 million and operating profit of $16 million. These results compared with net sales of $146 million and operating profit of $20 million for the third quarter of 2008. The lower sales results primarily reflect lower shipments of both ceiling tile and grid attributable to reduced commercial construction activity. Operating profit declined as the negative effects of lower volumes more than offset the benefits of improved margins in most product lines and lower overhead spending.
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USG REPORTS 2009 THIRD QUARTER EARNINGS/6
USG International reported net sales of $60 million for the third quarter of 2009, a decrease of $20 million compared with the third quarter of 2008. Operating profit was $2 million for the third quarter of 2009 compared with $4 million for the third quarter of 2008. The lower levels of sales and profitability were largely due to lower demand for ceiling and joint compound products in Europe, lower demand for ceiling products in the Asia-Pacific region and reduced demand for gypsum products in Latin America, as well as the unfavorable effects of currency translation resulting from a stronger U.S. dollar in the third quarter of 2009 versus the third quarter of 2008. USG International recorded a restructuring charge of $2 million in the third quarter of 2009 that was offset by lower selling and administrative expenses compared with the third quarter of 2008.
The ceilings division of CGC Inc. reported third quarter 2009 net sales of $14 million, the same level as in last year’s third quarter. Operating profit in the third quarter of 2009 increased to $3 million from $2 million in the third quarter last year, primarily due to lower manufacturing costs and overhead.
Other Consolidated Information
For the first nine months of 2009, the corporation reported net sales of $2.5 billion and a net loss of $189 million, or $1.91 per diluted share. For the first nine months of 2008, net sales were $3.6 billion and the corporation reported a net loss of $114 million, or $1.15 per share. The corporation’s consolidated results for the first nine months of 2009 included restructuring and long-lived asset impairment charges of $51 million ($33 million after-tax, or $0.33 per share), and goodwill and other intangible asset impairment charges of $41 million ($28 million after-tax, or $0.28 per share). In addition, the net loss for the first nine months of 2009 included the benefit of $10 million ($7 million after-tax, or $0.07 per share) of other income from the reversal of an embedded derivative liability. The corporation’s consolidated results for the first nine months of 2008 included restructuring charges of $30 million ($19 million after-tax, or $0.19 per share).
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USG REPORTS 2009 THIRD QUARTER EARNINGS/7
Selling and administrative expenses were $67 million for the third quarter, and $219 million for the first nine months, of 2009, representing decreases of $24 million, or 26 percent, and $68 million, or 24 percent, from the respective 2008 periods. As a percentage of net sales, selling and administrative expenses were 8.2 percent for the third quarter of 2009, up from 7.5 percent for the third quarter of 2008. Selling and administrative expenses were 8.7 percent of net sales for the first nine months of 2009 compared to 7.9 percent for the first nine months of 2008.
Interest expense for the third quarter and first nine months of 2009 was $42 million and $120 million, respectively. Interest expense was $21 million and $59 million for the third quarter and first nine months of 2008, respectively. Interest expense is higher in 2009 due primarily to a higher average level of borrowings. Total debt amounted to $1.963 billion as of September 30, 2009 compared with $1.836 billion as of December 31, 2008. The increase in debt since year end is primarily due to the issuance of $300 million of senior notes in August. Total debt at December 31, 2008 included $190 million of bank debt that was repaid in January 2009.
The effective tax benefit rate for the third quarter of 2009 was 28.3 percent compared to 35.0 percent for the same period a year ago. The lower tax benefit rate in 2009 is primarily the result of increased valuation allowances on certain state and foreign deferred tax assets.
Capital expenditures in the third quarter of 2009 were $8 million compared with $37 million in the third quarter of 2008. For the first nine months of 2009, capital expenditures were $36 million compared with $209 million for the first nine months of 2008. Capital expenditures in the first nine months of 2009 are consistent with the corporation’s target of approximately $50 million for the full year.
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USG REPORTS 2009 THIRD QUARTER EARNINGS/8
As of September 30, 2009, the corporation had $621 million of cash and cash equivalents on a consolidated basis, compared with $302 million as of June 30, 2009. The increase in cash primarily reflects the net proceeds of $287 million from the August 2009 sale of senior notes. For the first nine months of 2009, net cash provided by operating activities, principally from a reduction in working capital, exceeded net cash used for investing activities, principally capital expenditures, by $36 million. The corporation’s total liquidity as of September 30, 2009 totaled $796 million, comprised of $621 million of cash and cash equivalents and $175 million of borrowing availability under its credit facilities.
A conference call is being held today at 10:00 A.M. Central Time during which USG senior management will discuss the corporation’s operating results. The conference call will be webcast on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 25577591. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until Friday, October 30, 2009. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 25577591.
USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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USG REPORTS 2009 THIRD QUARTER EARNINGS/9
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreements or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2009	2008	2009	2008

Net sales	$822	$1,211	$2,515	$3,627

Cost of products sold	784	1,147	2,378	3,441

Gross profit	38	64	137	186

Selling and administrative expenses	67	91	219	287

Restructuring and long-lived asset impairment charges	22	5	51	30

Goodwill and other intangible asset impairment charges	41	—	41	—

Operating loss	(92)	(32)	(174)	(131)

Interest expense	42	21	120	59

Interest income	(2)	(2)	(3)	(5)

Other (income) expense, net	(1)	3	(10)	2

Loss before income taxes	(131)	(54)	(281)	(187)

Income tax benefit	(37)	(18)	(92)	(73)

Net loss	$(94)	$(36)	$(189)	$(114)

Basic loss per common share	$(0.96)	$(0.36)	$(1.91)	$(1.15)
Diluted loss per common share	$(0.96)	$(0.36)	$(1.91)	$(1.15)

Average common shares	99,254,483	99,114,947	99,219,560	99,081,335
Average diluted common shares	99,254,483	99,114,947	99,219,560	99,081,335

Other Information:
Depreciation, depletion and amortization	$53	$43	$157	$132
Capital expenditures	$8	$37	$36	$209
Third quarter and nine months 2008 results have been retrospectively adjusted for a change in the fourth quarter of 2008 from the last-in, first-out method to the average cost method of inventory accounting.
Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2009	2008	2009	2008
Net Sales:

North American Gypsum:
United States Gypsum Company	$354	$494	$1,117	$1,518
CGC Inc. (gypsum)	69	87	194	261
USG Mexico, S.A. de C.V.	37	56	106	157
Other *	10	23	30	61
Eliminations	(27)	(50)	(84)	(144)

Total	443	610	1,363	1,853

Building Products Distribution:
L&W Supply Corporation	329	526	1,019	1,558

Worldwide Ceilings:
USG Interiors, Inc.	108	146	339	422
USG International	60	80	167	245
CGC Inc. (ceilings)	14	14	42	48
Eliminations	(9)	(13)	(31)	(40)

Total	173	227	517	675

Eliminations	(123)	(152)	(384)	(459)

Total USG Corporation	$822	$1,211	$2,515	$3,627

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(31)	$(54)	$(77)	$(180)
CGC Inc. (gypsum)	1	(1)	2	2
USG Mexico, S.A. de C.V.	4	6	9	17
Other *	(5)	5	(6)	7

Total	(31)	(44)	(72)	(154)

Building Products Distribution:
L&W Supply Corporation	(73)	5	(109)	13

Worldwide Ceilings:
USG Interiors, Inc.	16	20	48	58
USG International	2	4	4	12
CGC Inc. (ceilings)	3	2	5	10

Total	21	26	57	80

Corporate	(12)	(17)	(53)	(71)
Eliminations	3	(2)	3	1

Total USG Corporation	$(92)	$(32)	$(174)	$(131)

Third quarter and nine months 2008 results have been retrospectively adjusted for a change in the fourth quarter of 2008 from the last-in, first-out method to the average cost method of inventory accounting.

*	Includes a shipping company in Bermuda, and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2009	2008

Assets
Current Assets:
Cash and cash equivalents	$621	$471
Restricted cash	2	1
Receivables (net of reserves — $14 and $15)	379	467
Inventories	319	404
Income taxes receivable	4	15
Deferred income taxes	55	68
Other current assets	88	68

Total current assets	1,468	1,494

Property, plant and equipment (net of accumulated depreciation and depletion — $1,499 and $1,368)	2,454	2,562
Deferred income taxes	446	374
Goodwill	—	12
Other assets	256	277

Total Assets	$4,624	$4,719

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$212	$220
Accrued expenses	276	338
Short-term debt	—	190
Current portion of long-term debt	7	4
Income taxes payable	6	4

Total current liabilities	501	756

Long-term debt	1,956	1,642
Deferred income taxes	7	7
Other liabilities	683	764
Commitments and contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	10	10
Treasury stock	(194)	(199)
Capital received in excess of par value	2,635	2,625
Accumulated other comprehensive loss	(126)	(227)
Retained earnings (deficit)	(848)	(659)

Total stockholders’ equity	1,477	1,550

Total Liabilities and Stockholders’ Equity	$4,624	$4,719